Exhibit 10.6

THIRD AMENDMENT TO LEASE

THIS AMENDMENT OF LEASE (“Amendment”) made and entered into as of this 14th day of April 2000, by and between PAMI SP-1 INDUSTRIAL LIMITED PARTNERSHIP, a Delaware limited partnership (hereinafter referred to as “Landlord”); and LESLIE’S POOLMART, INC., a Delaware corporation (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord’s predecessor-in-interest and Tenant entered into that certain Lease dated August 30, 1990, as amended by First Amendment to Lease Agreement dated June 21, 1996, and Second Amendment of Lease dated September 30, 1999 (hereinafter, collectively, “Lease”) whereby Tenant is presently in possession of premises containing approximately 126,000 square feet of space, comprised of approximately 100,800 square feet known as Suite 100 (the “Original Premises”) and an additional approximate 25,200 square feet known as Suite 103 (the “Expansion Premises”) (the original Premises and the Expansion Premises being hereinafter sometimes, collectively, referred to as the “Premises”) in the building located at 4202 Dan Morton, Dallas, Texas 75236 (hereinafter referred to as the “Building”) as more particularly described in said Lease; and

WHEREAS, Landlord and Tenant now desire to further amend said Lease as hereinafter set forth;

NOW, THEREFORE, for good, lawful and valuable consideration, including the undertakings of the parties hereto, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. All capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto by the Lease.

2. The “Effective Date” of this Amendment shall be the date hereof.

3. Landlord and Tenant hereby confirm that the expiration date of the Lease term with respect to the Original Premises and the Expansion Premises is currently September 30, 2000.

4. The term of the Lease with respect to the original Premises and the Expansion Premises is hereby extended an additional five (5) years so that the Lease shall now terminate at 11:59 p.m. on September 30, 2005. The period from October 1, 2000 through September 30, 2005 is hereinafter referred to as the “Extended Term,” and Paragraph 1 of the Lease shall be deemed modified accordingly.

5. During the Extended Term, Tenant shall pay to Landlord, rent at a rate of Two and 50/100 ($2.50) Dollars per square foot per annum, which shall accrue at an annual rate of Three Hundred Fifteen Thousand and 00/100 ($315,000.00) Dollars, payable in advance on the first day of each calendar month in installments of Twenty-six Thousand Two Hundred Fifty and 00/100 ($26,250.00) Dollars each, and Paragraph 2 of the Lease shall be deemed modified accordingly. Notwithstanding the foregoing, during the last two (2) years of the Extended Term (i.e. October 1, 2003 through September 30, 2005), the aforesaid rent shall be subject to being increased to Two and 60/100 ($2.60) Dollars per square foot per annum if Tenant exercises its option to draw down on all or any part of the Construction Allowance (as hereinafter defined). In the event Tenant does not exercise its option to draw down on all or any part of the Construction Allowance, Tenant’s rent shall remain at the rate of Two and 50/100 ($2.50) Dollars per square foot per annum.

6. During the Extended Term, in addition to the rent due and payable in accordance with Paragraph 5 hereof, Tenant shall continue to pay to Landlord, Tenant’s pro rata share of all Operating Expenses for the Premises, including without limitation, common Area Maintenance, Taxes, Insurance, and Management Fees.

7. Landlord shall furnish Tenant with a construction allowance in a sum up to Three Hundred Fifty Thousand and 00/100 ($350,000.00) Dollars (the “Construction Allowance”) to be applied by Tenant towards the construction of a pool supply containment room (“Tenant’s Work”). Tenant may elect to draw from the Construction Allowance at any time prior to March 31, 2002, limited however to not more than two (2) separate occasions, upon presentation of (i) paid bills in an amount equal to at least the amount of the Construction Allowance requested, (ii) lien waivers for all Tenant’s Work performed in the Premises, and (iii) architect’s or general contractor’s certification that the Tenant’s Work has been completed. In the event Tenant draws on this Construction Allowance, Tenant shall reimburse Landlord, on a monthly basis commencing with the first day of the month immediately following the month in which the draw has occurred, an amount equal to the amortized portion of the amount so drawn, together with interest thereon at the rate of ten (10%) percent per annum, amortized over the then remaining Extended Term. Landlord shall have all the remedies for the collection of this amount as it does for the collection of rent. Tenant shall, prior to the expiration of the Extended Term, at Landlord’s option and upon written notice from Landlord, restore the pool supply containment room to the condition existing as of the date hereof, reasonable wear and tear and damage by casualty or the elements excepted.

8. Subject to applicable law and prior to the commencement of the Extended Term, Landlord shall construct a completely fenced parking area for Tenant as set forth on Exhibit A (“Landlord’s Work”). The cost of Landlord’s Work shall be amortized over a period of twenty (20) years and Tenant shall reimburse Landlord, on a monthly basis commencing on October 1, 2000 and ending on the expiration of the Extended Term, an amount equal to the amortized portion thereof, together with interest thereon at the rate of ten (10%) percent per annum. Landlord shall have all the remedies for the collection of this amount as it does for the collection of rent. Landlord and Tenant agree that the cost of Landlord’s Work shall not exceed the sum of Fifty Thousand and 00/100 ($50,000.00) Dollars. In addition, prior to the commencement of the Extended Term, Landlord shall, at its sole cost and expense, perform the following demolition work (the “Demolition Work”) to the Premises: (i) completely demolish and remove the office and bathrooms (consisting of an area approximately 56’x 42’ in dimension); (ii) remove and cap all of the heating, ventilating and air-conditioning equipment and ducts and the plumbing located in the office and bathrooms; (iii) remove and relocate the electrical service from the office and bathrooms to a location mutually agreeable to Landlord and Tenant; and (iv) repair any slab damage caused by the Demolition Work. Upon the completion of the Demolition Work, and continuing thereafter upon each annual anniversary of the commencement date of the Extended Term, and expiring September 30, 2005, Tenant shall pay to Landlord the sum of Three Hundred Twenty Five and 00/100 ($325.00) Dollars to partially offset Landlord’s cost of the Demolition Work, and Landlord shall have all the remedies for the collection of this amount as it does for the collection of rent.

9. In the event Landlord is unable to substantially complete Landlord’s Work on or before October 1, 2000, Tenant shall have the right, upon written notice to Landlord, which notice must be given, if at all, on or before October 15, 2000, to terminate this Amendment and render same null and void for all purposes ab initio. In the event Tenant exercises its option to terminate this Amendment, the term of the Lease shall automatically be extended to March 31, 2001 upon the terms and conditions contained therein. In the event Tenant elects not to exercise its option to terminate this Amendment as set forth herein, the terms and conditions of this Amendment shall be binding upon the parties hereto, except Landlord shall not be obligated to complete Landlord’s Work.

10. Subject to applicable law, during the Extended Term, Tenant shall be permitted, at no additional cost, to use a portion of the parking field measuring approximately 60 feet by 100 feet (but in no event shall such area extend more than 60 feet out from the Building), as generally depicted on Exhibit A (the “Storage Area”), for outdoor storage. Tenant agrees to keep and maintain the Storage Area in a clean, safe, sightly and orderly manner. The Storage Area may be used for storage purposes only, and may not be used to store garbage or refuse of any manner. In the event that the applicable governmental authorities shall require screening of the Storage Area, Tenant shall, at its sole cost and expense, install such screening and otherwise comply with all applicable governmental ordinances and regulations and obtain all necessary governmental approvals regarding the Storage Area.

11. Tenant represents that, except for CB Richard Ellis, no other broker was involved in consummating this Amendment and that Tenant had no conversations or prior negotiations with any other broker concerning this Amendment. Tenant agrees to indemnify Landlord against and hold Landlord safe and harmless from any and all claims for brokerage commissions arising out of any breach of the above representations of Tenant.

12. Paragraph 24 of the Lease (“Notices”) is hereby amended to reflect that all notices, rent and other payments required to be made by Tenant to Landlord shall be addressed to PAMI SP-1 INDUSTRIAL LIMITED PARTNERSHIP, c/o Clarion Partners, 335 Madison Avenue, New York, New York 10017, with a copy to DOLLINGER & DOLLINGER, P.A., Mack-Cali Centre II, One Mack Centre Drive, Paramus, New Jersey 07652-3906, Attn: Martin E. Dollinger, Esq.; and all notices required to be given by Landlord to Tenant shall be addressed to Tenant, at 20630 Plummer Street, Chatfworth, California 91311.

13. Tenant represents, warrants and covenants that as of the date hereof: (i) Landlord is not in default under any of its obligations under the Lease; (ii) Tenant is not in default of any of its obligations under the Lease; and (iii) no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by either Landlord or Tenant thereunder.

14. Except as modified by this Amendment, the Lease for the Premises, and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and unchanged, and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

15. The submission of this Amendment for examination does not constitute a reservation of, or option for, the Premises, and this Amendment becomes effective only upon execution and delivery thereof by Landlord and Tenant.

16. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands and seals as of the date and year first above written, and acknowledge the one to the other that they possess the requisite authority to enter into this transaction and to sign this Amendment.

PAMI SP-1 INDUSTRIAL LIMITED PARTNERSHIP, a Delaware corporation, Landlord

By:	Clarion Partners, LLC, as agent

	By:	/s/ Ada M. Healey
ADA M. HEALEY, Director

LESLIE’S POOLMART, INC., Tenant

By:	/s/ Patrick Murphy
PATRICK MURPHY,
Vice President-Real Estate & Construction

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